Exhibit 10.12

December 27, 2024

VIA EMAIL ONLY (  )

William Deckelman

Dear Bill:

It is with great pleasure that we extend an offer to you to join Andersen Tax LLC (“Andersen”) under the following terms:

Function/Title:	Managing Director, Chief Legal Officer, reporting to the Chief Executive Office of Andersen, currently Mark L. Vorsatz.

Location:	Washington, D.C. Office

Starting Date:	No later than March 1, 2025

Base Compensation:	Your compensation will be paid at the rate of $750,000 per annum, less applicable deductions. As a Managing Director, your base pay will be subject to the compensation practices applicable to all Andersen Managing Directors, including any increases, reductions or deferrals, and will be paid in accordance with the then current compensation schedule for other Managing Directors.

Unit Award:

After joining Andersen as a Managing Director, you will be given the opportunity to participate in an offering of units that occurs not less than 45 days after your Starting Date for MD Management LLC and MD Investment LLC (collectively, the “MD Entities”), the two entities that indirectly own Andersen. This opportunity will be subject to your being actively employed by Andersen at the time of such offering, to your satisfying various other qualifications (which we have applied to our existing investing Managing Directors), to your execution of certain investment documents that would be provided to you at the time of the offering and to the other terms and conditions of those documents, including applicable securities laws and regulations. We offer units on an annual basis, and typically coordinate the offering to coincide with the admission of other new Managing Directors during the preceding 12 months. Your participation in the offering of units is voluntary and is not a condition of your employment with Andersen.

The allocation of units to lateral hires and other investors in the MD Entities is determined by the Board of Directors of the MD Entities with input from the Chief Executive Officer and Compensation Committee of the MD Entities based upon, among other factors, an individual’s experience, background and compensation level at Andersen. At this time, the Board is awarding you 2,500 units, 10% of which are units of MD Management LLC and 90% of which are units of MD Investment LLC (the “Deckelman Units”). Andersen and various of its subsidiaries, including the MD Entities, are currently exploring the possibility of raising equity funding for the growth of the business through a future initial public offering (“IPO”). In the event that Andersen and/or its subsidiaries should pursue an IPO, the Deckelman Units shall be converted into shares having a comparable value post-IPO in an entity to be formed for purposes of and which shall survive the IPO (the “Deckelman Shares”). The Deckelman Shares shall vest 20% per annum over a five (5) year period following the conclusion of the IPO. Vesting is not dependent on your contract status with Andersen or any successor entity.

Further, should you choose to become a member of the MD Entities, you may become eligible to receive an allocation of Specially Allocated Income (“SAI”) in accordance with the terms of the LLC Agreements of the MD Entities. For any period during which you are employed by Andersen as a Managing Director but are not member of the MD Entities, you may also become eligible to receive an SAI-equivalent bonus payable to you from Andersen.

Active Working Status:	For purposes of the agreement “active working status” means that an employee is not on any type of leave (other than a leave (a) pursuant to the Family and Medical Leave Act or any family, safe, or sick leave law or (b) granted as an accommodation for a disability), or has not resigned (or given notice of his/her intention to resign) or has not been terminated from employment (or been given notice of his/her termination from employment). The phrase “active working status” shall not, in the case of temporary or permanent disability or death, be used to deny or delay payment of any incentive compensation otherwise payable pursuant to this agreement.

Representation:	Except as set forth in the attached Exhibit A (non-compete agreement), you represent that you are free to accept employment with Andersen without any contractual restrictions, express or implied, with respect to your current employer or any of your prior employers, including, but not limited to, restrictive covenants and/or non-solicitation restrictions. You also represent that you are not subject to any litigation, arbitration or dispute relating to your prior and current employment and/or professional conduct (including litigation, arbitration or disputes involving clients or former clients or investigations for any violations of your prior company’s policies), and you have not previously been found responsible for any violation of your prior company’s policies (Exhibit B). You represent that all information that you provide or provided to Andersen is complete and accurate, including the terms of your compensation at your current and/or prior employment. Furthermore, you represent that you will not at any time misuse, disclose, trade on (either personally or on behalf of others) or otherwise misappropriate any material, non-public information to which you have access during your employment.

Exclusive Service:	You agree to devote substantially all of your working time, attention, energies, and best efforts to rendering services on behalf of Andersen and shall not, without the prior written consent of Andersen be engaged in the rendering of services for any other person, firm, organization, or business entity whether paid or unpaid; nor shall you render professional services or engage in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, which would interfere with the satisfactory performance of your duties as an employee of Andersen. You may engage in charitable and community affairs and manage your personal investments, provided that such activities are not inconsistent with Andersen’s business and do not materially interfere with the performance of your duties or responsibilities. You further agree that, during the period of your employment, any and all monies earned by you from the rendering of services for Andersen (other than the salary herein contemplated) belong to Andersen. Notwithstanding the foregoing, monies earned from professional activities undertaken by you other than on behalf of Andersen, to which the CEO of Andersen has given his prior written consent, shall remain your property and shall not be deemed company receipts or property.

Limited Indemnification:	Except for your gross negligence or willful misconduct, Andersen will indemnify and defend you through legal counsel selected by Andersen in accordance with the terms of this subsection. Andersen’s indemnification and defense of you shall include the payment or advancement of reasonable legal fees and expenses as incurred for one attorney (unless otherwise approved in advance in writing by Andersen) if you are named or threatened to be named as a party to any suit, action, claim or proceeding stemming from, or directly relating to, any alleged breach by you following your starting date at Andersen of the covenants entered into with your prior employer (as set forth in Exhibit A) which restrict you from soliciting clients and/or employees of your former employer while acting on behalf of Andersen, provided you have acted in a manner reasonably believed to be in, or not opposed to, the best interests of Andersen, in its sole judgment and consistent with instructions given to you by Andersen

Use of Information of Prior Employers:	As a condition of your employment with Andersen, you expressly acknowledge your commitment to abide by the terms of any covenants you entered into with any prior employer. During and prior to the commencement of your employment with Andersen, by your acceptance of this offer of employment indicated by your signature below, you hereby confirm that you have not and will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person or entity to whom you have an obligation of confidentiality, and you will not bring onto the premises of any Andersen office, or install and/or upload, directly or indirectly, onto any Andersen (issued or owned) device, or to any of its subsidiaries or affiliates, any unpublished documents or any property belonging to any former employer or any other person or entity to whom you have an obligation of confidentiality unless consented to in writing by the former employer or person or entity. You will use in the performance of your duties only information that is (i) generally known and used by persons with training and experience comparable to yours and is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Andersen or any of its subsidiaries or affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom you have an obligation of confidentiality, approved for such use in writing by such former employer or person or entity.

Intellectual Property:	You agree to disclose promptly to Andersen all inventions, discoveries, techniques, technologies, methodologies, writings, software, improvements, and any other works developed, conceived or created by you, either alone or in conjunction with others, at any time during your employment and related to the actual or expected business or activities of Andersen (“Works”), including, without limitation, Works created in connection with services provided to clients. You hereby assign all of your rights, title and interests (including, without limitation, all copyrights, trademarks, patent rights and other intellectual property rights) therein to Andersen. Whenever requested to do so by Andersen, you agree to cooperate and do all things necessary, including executing all applications, assignments or other instruments that Andersen shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, or otherwise protect Andersen’s interests therein. If you do not execute such instruments within five days of their being presented to you, you hereby appoint Andersen with limited power of attorney to execute all such instruments. This power of attorney is a right coupled with an interest and is irrevocable. These obligations shall continue beyond the conclusion of your employment, and shall be binding upon your assigns, executors, administrators and other legal representatives. All Works shall be considered confidential information of Andersen.

Reqistration/Credentialinq:	The position that you have been offered may require testing, registration and/or certain licensure. Your countersignature below constitutes your representation that all necessary testing, registration and/or licensure requirements have been completed and/or obtained and that you are current and in good standing.

Resignation or Termination of Employment For Cause:

In the event that you resign or your employment is terminated by Andersen for cause at any time, you will not be entitled to receive any compensation (discretionary or otherwise, including any payment of Specially Allocated Income (as defined under the LLC Agreements for the MD Entities)(“SAI”) or any termination payments. You will be entitled to receive only salary accrued prior to your resignation or termination, and any benefits earned under Andersen’s benefit plans.

For purposes hereof, “cause” shall mean that (i) you committed an act constituting a misdemeanor involving moral turpitude, or a felony under the laws of the United States or any state or political subdivision thereof; (ii) you violated laws, rules or regulations applicable to banks, investment banks, broker dealers, investment advisors, or the banking and securities industry generally; (iii) you committed an act constituting a breach of fiduciary duty, negligence, or misconduct; (iv) you engaged in conduct that violated Andersen’s internal policies or procedures; (v) you committed an act of fraud, dishonesty or misrepresentation; (vi) you engaged in a conflict of interest or self-dealing; or (vii) you breached your obligations as set forth in this Agreement or you failed to perform your duties as an employee of Andersen.

Termination of Employment Other Than For Cause:	In the event that your employment is terminated by Andersen other than for cause (and not by reason of your death or disability) and consistent with Andersen’s then current compensation and benefit plan: (1) you will receive accrued but unpaid salary and incentive compensation, through the date of the termination of your employment, but will not be eligible for any unearned bonus compensation, however, you may remain eligible to receive an allocation and payment of an SAI-equivalent bonus, pro-rated through the date of termination and subject to management’s discretion, and (2) you will receive the value of any accrued but unpaid benefits, such as Paid Time Off Pay (“PTO”), to which you are entitled under the Andersen benefit plans then in effect, and if applicable.

Termination by Managing Director	You may terminate this Agreement and your employment with Andersen by giving (30) days prior written notice of termination to Andersen; provided, however, Andersen reserves the right to accept your notice of termination and to accelerate such notice and make your termination effective immediately, or on any other date prior to your intended last day of work as Andersen deems appropriate.

Death/Disability:	In the event of your death or permanent disability whereby you are unable to perform the essential functions of your job for four (4) consecutive months, except as otherwise required by applicable law, your employment will be terminated and you will not be entitled to any termination payments. You will be entitled to receive only salary accrued prior to such resignation or termination, incentive compensation awarded to you on or before the date of termination, and any benefits earned under Andersen’s benefit plans.

Restrictive Covenant:

(a)   In consideration of your employment and/or continued employment, you agree that, in order to protect and preserve Andersen’s strong proprietary interest in confidential client information and confidential, proprietary information and trade secrets (as described below), to which you will have access and be privy as an employee of Andersen , beginning on the date that you executed this agreement and continuing through the eighteen (18) month period after the last date of your employment, you will not (i) directly or indirectly solicit or induce any person who is employed with Andersen, or its subsidiaries or affiliates to terminate his or her employment with Andersen, or (ii) directly or indirectly solicit or do business with any Andersen client or Potential Client (as defined below) about whom you learned during the course of your employment with Andersen in connection with a Competitive Business (as described below), For the purposes of this paragraph, “Potential Client” shall mean any prospective client that you have contacted, either orally or in writing, on behalf of Andersen during the eighteen (18) month period preceding the termination of your employment. “Competitive Business” shall mean any business that is in competition with any current or actively planned business of Andersen, but shall not include becoming an employee, partner, member or associate of any Andersen client. You agree that these restrictive covenants apply to the above-described clients and Potential Clients of Andersen. These restrictive covenants will apply in full force and effect even in the event that you resign from or are terminated, with or without cause as defined above, by Andersen at any time from the date that you execute this agreement through eighteen (18) months after the last date of your employment.

(b)   In addition, you agree that you will not use any confidential client information or confidential, proprietary information or trade secrets of Andersen on behalf of any business, person, or other entity. The restrictive covenant herein will apply in full force and effect even in the event that you resign from Andersen or are terminated, with or without cause as defined above, by Andersen. For the purpose of this subparagraph, confidential, proprietary information or trade secrets, as referenced above, shall include, without limitation, Andersen’s (i) proprietary methodology for the preparation of tax returns; (ii) proprietary methodology for the creation and delivery of high value-added income, estate and gift strategies; and (iii) proprietary technology and/or methodology for the delivery of investment advisory services.

(c)   You acknowledge and agree that the amount of damages due to Andersen in the event of a breach by you of subparagraph (a) under this Restrictive Covenant paragraph may be difficult to ascertain or calculate with certainty; consequently, in the event that (i) you violate the restrictions set forth under subparagraph (a)(i) above, you agree to pay to Andersen as liquidated damages an amount equal to 100% of the annual compensation of the person(s) during their prior year of employment; and (ii) you violate the restrictions set forth under subparagraph (a)(ii) above, you agree to pay to Andersen as liquidated damages an amount equal to 100% of the gross fees paid to Andersen by the client(s) for services rendered for the two (2) year period ended on the last date of your employment with Andersen, payment for which shall be due to Andersen within 30 days after each such payment of fees has been made by the client(s).

Notwithstanding anything to the contrary herein, the Board of Directors shall have the authority to determine, in its sole discretion, whether it is in the best interest of Andersen to waive any or all of the restrictions set forth under subparagraphs (a), (b) and/or (c) hereinabove.

Trade Secrets

Pursuant to the Defend Trade Secrets Act of 2016, you understand that:

An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

Compliance with Andersen’s Policies and Procedures:	You agree to review and comply fully with all Andersen’s Policies and Procedures, including but not limited to, all terms and conditions set forth in Andersen’s Employee Handbook and any other memoranda and communications pertaining to Andersen’s policies, procedures, rules and regulations. Failure to comply with all published policies and procedures may be grounds for disciplinary action by Andersen, up to and including termination.

Paid Time Off:	Twenty-five (25) days PTO per annum, which is accrued at a daily rate.

Pre-Employment Screen:	This offer of employment is subject to satisfactory completion of Andersen’s pre-employment screening process.

Benefits:	You will be eligible for Andersen employee benefits (subject to the terms of each plan) on the first day of the month following your date of hire. If your date of hire falls on the first of the month, you will be eligible on your date of hire. All plan descriptions, including availability and eligibility, will be available to you during your orientation. Andersen reserves the right to amend, modify, or terminate such plans from time to time in its sole discretion.

Andersen Tax LLC Tax Reduction Investment Plan (401k):	Your participation in the Andersen Tax LLC Tax Reduction Investment Plan begins automatically after thirty (30) days of employment with 1% of your eligible compensation being contributed to your account on a pre-tax basis. Your money will be invested in a Vanguard Target Retirement Fund based on your age and projected years to retirement. If you do not want to participate in the plan when you are eligible or if you wish to change the amount of contribution or the investment of your contributions to a different investment available under the plan, you can contact Vanguard directly within the first thirty (30) days of your employment.

Governing Law:	This agreement will be governed by and construed in accordance with the laws of the state or commonwealth in which your assigned local office is located or, following termination of employment, was most recently located.

Modification:	This agreement contains the entire understanding of the parties and supersedes all prior written and oral agreements or understandings on the subject of your employment by Andersen, and may be modified only in a document signed by the parties and referring explicitly hereto. You agree that if any one of the provisions of this agreement or the application thereof is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable to any extent, such court shall be empowered to reform such provision in a manner so that it is enforceable to the fullest extent permitted by law and to grant any other relief, at law or in equity, as may be reasonably necessary to protect Andersen. If any provision hereof cannot be reformed to be enforceable, the same shall be deemed severable, and the remainder of this agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Nothing in this agreement is intended to guarantee you a term of employment at Andersen for a fixed period of time. Rather, you are an “at-will” employee. Either you or Andersen may terminate your employment at any time, for any reason or no reason at all, subject to the provisions of this agreement.

In compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form I-9 and present proof of identity and employment eligibility. Please provide the necessary documentation no later than your first day of work.

Please sign and date this letter electronically in the spaces provided below, and return a signed version to Carol Eckles via email at  , indicating your acceptance of this offer of employment. In the event that you do not sign and return a fully executed version of this letter on or before January 31, 2025, this offer shall expire and the terms and conditions of this letter shall have no force and effect. You and Andersen expressly agree that any electronic signatures appearing in this letter shall be treated the same as handwritten signatures for all purposes, including validity, enforceability and admissibility.

We look forward to having you on board.

Very truly yours,

/s/ Mark L. Vorsatz

Mark L. Vorsatz

CEO

Enclosures

I accept the conditions stated herein and will commence on:

My Exhibit A (Existing Covenant Agreement(s)) and Exhibit B (Representation) are attached.

Signed:	/s/ William Deckelman	Dated:	12-31-24
William Deckelman

*	Exhibit C (Exclusive Service Disclosure) attached – and Addendum – Vorsatz – Deckelman Emails

EXHIBIT A

WILLIAM DECKELMAN

COVENANT AGREEMENT

Please attach Covenant Agreement(s)

ATTACHMENT TO EXHIBIT A

WILLIAM DECKELMAN

COVENANT AGREEMENT

My non-compete and non-solicitation agreement with DXC Technology Company expires March 31, 2025. This agreement was signed when my employment began with DXC’s predecessor, Computer Sciences Corporation, in January 2008, so I have not retained a copy of the agreement. However, I represent that to my knowledge Andersen does not offer services which are competitive with the IT services offered by DXC nor are Andersen and DXC considered competitors. I am not aware of any reason my employment with Andersen will violate the terms of the non-compete and non-solicitation agreement with Computer Sciences Corporation/DXC Technology Company.

/s/ William Deckelman

EXHIBIT B

WILLIAM DECKELMAN

REPRESENTATION

I represent that I am not subject to any litigation, arbitration or dispute relating to my prior employment and/or professional conduct (including litigation, arbitration or disputes involving clients or former clients), and I am not currently under investigation for any violations of my prior company’s policies, and I have not previously been found responsible for any violation of my prior company’s policies except as noted below.

/s/ William Deckelman
William Deckelman

Date 12-31-24

EXHIBIT C

WILLIAM DECKELMAN

EXCLUSIVE SERVICE DISCLOSURE

BriefBox Technologies Pte Ltd - Board Member

BriefBox is a private, closely held Australian corporation which has developed and markets a legal workflow and matter management platform. The Board comprises two members - the founder and myself and operates informally. I have a minority equity stake in the company but otherwise I am not compensated. Time commitment is de minimis.

Howard Baker Forum AI Collaborative Initiative - Sponsor Representative/Advisor

This is an initiative between the Howard Baker Forum and Chatham House to form a global collaborative of member companies focused on enterprise risks associated with AI, cybersecurity, data management, regulation and policy, national security and geopolitics. Andersen will become a sponsor to this Collaborative and I will represent Andersen in supporting the Howard Baker Forum primarily in terms of member referrals and programming guidance. I will not be compensated for this support and time commitment will be limited to a few hours per month. Sponsorship and participation are intended to further Andersen’s global thought leadership position in these areas.

Cicero Technologies, Execo, Wealth Factory, Dandilion - Informal Support Roles

I have professional relationships with the founders of these early-stage AI, legal tech and FinTech companies and have minority equity stakes in them. My role with these entrepreneurs is informal and in the nature of coaching, mentoring and relationship referrals. Time commitment is de minimis.

Digital Legal Exchange - Founder and Chairman

DLEX is an informal group of approximately 50 corporate general counsel and senior legal innovation professionals primarily from the U.S., UK, and Europe who periodically meet in virtual salon events to discuss challenges in the digital transformation of inhouse legal organizations. I founded this group while general counsel at DXC in 2018. The group is run on a non-profit basis and there are no membership fees or other revenue sources. There is no compensation and time commitment is de minimis.

/s/ William Deckelman